Exhibit 10.2

October 1, 2015

Pascal E.R. Girin

440 Arcaro Way, #206

Cordova, TN 38018

Re: Letter Agreement

Dear Pascal:

The purpose of this letter agreement (this “Agreement”) is to summarize certain terms regarding your future employment with Wright Medical Group, Inc. and its subsidiaries and affiliates (collectively, the “Company”) upon completion of the merger (the “Merger”) between Wright Medical Group, Inc. (“WMG”) and Tornier N.V. For the avoidance of doubt, the term the “Company” as used herein includes Wright Medical Group N.V. upon completion of the Merger, which at such time will be formerly known as Tornier N.V.

This Agreement is intended to confirm that your employment will terminate, pursuant to your resignation from employment, in connection with a “change in control” as contemplated by the terms of that certain Separation Pay Agreement dated as of November 29, 2012 between Wright Medical Technology, Inc. (“WMT”) and you (the “Separation Pay Agreement”). Further, this Agreement is intended to amend the Separation Pay Agreement and, except as specifically set forth in this Agreement, the parties to this Agreement hereby agree that the Separation Pay Agreement will remain in full force and effect in accordance with its terms. This Agreement, together with the Separation Pay Agreement, sets forth the entire agreement of the parties hereto with respect to the subject matter hereof, and all prior oral discussions and writings are merged into this Agreement and the Separation Pay Agreement.

1. Resignation from All Board and Officer Positions as of Effective Time of Merger. You agree to and hereby resign from all director and officer positions with WMG, WMT and any and all other subsidiaries and affiliates of the Company, effective as of the effective time of the Merger (the “Effective Time”). In furtherance of the foregoing, upon the request of the Company, you agree to execute and deliver to the Company any resignations or corporate, governmental or other documents necessary to effect your resignation as a director and/or officer of WMG, WMT and any and all other subsidiaries and affiliates of the Company; provided, however, that any such request of you in furtherance of the foregoing will be reasonable.

2. Resignation from Employment; At-Will Employment Prior to Resignation Date; Entitlement to Severance Pay and Benefits and Other Payments. You agree to and hereby resign as an employee of the Company, including any and all other subsidiaries and affiliates of the Company, effective as of the close of business on December 1, 2015 or such earlier date as agreed upon by the Company and you (the “Resignation Date”). Notwithstanding the foregoing, nothing in this Agreement constitutes a promise by the Company or you of your continued employment by the Company, and your employment with the Company is and will remain “at-will,” meaning that either you or the Company may terminate your employment relationship with the Company at any time for any reason. In addition, notwithstanding the foregoing, if you accept full-time employment with another employer prior to the Resignation Date as described above, the “Resignation Date” as used in this Agreement shall mean such earlier date on which you began such full-time employment and your employment with the Company will be deemed terminated as of such earlier date. In addition, notwithstanding the foregoing, if your employment is otherwise terminated for any reason prior to the Resignation Date as described above, the “Resignation Date” as used in this Agreement shall mean such earlier date on which your employment with the Company terminated. For the avoidance of doubt, the parties to this Agreement understand, acknowledge and agree that regardless of the reason, if any, of the termination of your employment on or prior to December 1, 2015, you will be entitled to the severance pay and benefits under Section 6 of the Separation Pay Agreement.

3. Continuing Benefits as Employee Prior to Resignation Date. After the Effective Time and prior to the Resignation Date, you will remain an employee of the Company, or one of its subsidiaries, through the Resignation Date and continue to: (1) receive your base salary as in effect as of the Effective Time, payable in accordance with the customary payroll practices of the Company as the same exists from time to time; (2) be eligible to participate in health insurance, retirement, disability and other benefit programs provided to officers of the Company on terms no less favorable than those available to officers of the Company; (3) be entitled to the same number of vacation days, holidays, sick days and other benefits as are generally allowed to officers of the Company in accordance with the Company’s policies in effect from time to time; and (4) be authorized to incur reasonable expenses in the discharge of your services as an employee of the Company, in accordance with the Company’s expense reimbursement policy, as the same may be modified by the Company from time to time. Notwithstanding the foregoing, you hereby understand, acknowledge and agree that you will not receive any annual or other equity awards after the Effective Time and prior to the Resignation Date or otherwise. After the Effective Time and prior to the Resignation Date, you are not expected to maintain regular office hours in the Memphis, Tennessee office or any other office of the Company, but may perform your duties and responsibilities from your home, and will be available to Bob Palmisano on an as needed basis.

4. Continuing Obligations as Employee Prior to and After Resignation Date. You hereby understand, acknowledge and agree that after the Effective Time and prior to the Resignation Date, you will continue to remain subject to and bound by the confidentiality, assignment of inventions, non-solicitation, non-interference and non-competition, and other obligations under the Separation Pay Agreement, which obligations will remain in full force and effect, and will survive your resignation from employment as provided therein. You also hereby understand, acknowledge and agree that after the Resignation Date, you will continue to remain subject to and bound by the terms of all prior agreements which you have entered into with the Company, including without limitation the Separation Pay Agreement, and all policies and procedures of the Company applicable to you and which by their terms extend beyond the Resignation Date.

5. Payment of Post-Change in Control Severance. Notwithstanding the terms of the Separation Pay Agreement, the Company agrees to pay you the severance payment provided under Section 6.1 of the Separation Pay Agreement in the following manner subject to the Company’s receipt by December 2, 2015 of a release in the form of the release attached as Exhibit A to this Agreement that has been executed by you after your Resignation Date and that has not been revoked within the rescission period described in such release: (a) half in lump sum payable within a reasonable period of time after the Resignation Date; and (b) the remaining payment on or prior to December 31, 2015. Notwithstanding the terms of the Separation Pay Agreement, the amount specified in clause (v) of Section 6.2.1 of the Separation Pay Agreement shall be equal to your actual annual incentive payout for the first half of 2015 and your prorated annual incentive payment at target for the second half of 2015, in each case pursuant to the terms of Wright’s annual incentive plan for 2015, and for clarity, no amount shall be paid with respect to clause (ii) of Section 6.2.1 of the Separation Pay Agreement.

6. Stock Options. The Company agrees to amend the agreements evidencing your outstanding options to purchase WMG common stock (which options will convert into options to purchase ordinary shares of Wright Medical Group N.V. in connection with the Merger) prior to the Effective Time to extend the post-termination exercise period of your options from 90 days to the respective expiration dates of the options.

7. Consulting Agreement. If, as of the Resignation Date, you have not accepted full-time employment or full-time engagement as an independent contractor of another company or organization or if, as of the Resignation Date you have not otherwise engaged in your own business on a full-time basis, the Company agrees to engage you as an independent consultant pursuant to the terms of the Consulting Agreement attached as Exhibit B to this Agreement (the “Consulting Agreement”). It is anticipated that the monthly level of bona fide services that you will perform for or on behalf of the Company and any of its subsidiaries or affiliates following the Resignation Date pursuant to the terms of the Consulting Agreement will be less than twenty percent (20%) of the average monthly level of bona fide services performed by you over the thirty-six (36) month period immediately preceding the Resignation Date and execution of the Consulting Agreement.

8. Non-Disparagement. You agree that you will make no defamatory, disparaging, critical, derogatory or negative oral or written comments regarding the Company, or its products or services. The Company agrees that with the exception of necessary internal high-level comments related to company business which will remain confidential within the Company, neither the Company nor any of its parent companies, subsidiaries or affiliates (specifically by and/or through senior-level management personnel and Board members) will make any defamatory, disparaging, critical, derogatory or negative oral or written comments regarding you.

9. At-Will Employment. Notwithstanding anything in this Agreement or the Separation Pay Agreement to the contrary, nothing in this Agreement or the Separation Pay Agreement constitutes a promise of continued employment of you by the Company. Your employment with the Company is and will remain “at-will,” meaning that either you or the Company may terminate the employment relationship at any time for any reason.

10. Entire Agreement. This Agreement, together with the Separation Pay Agreement, the Release attached as Exhibit A and the Consulting Agreement attached as Exhibit B, is the entire agreement between you and the Company relating to your employment and your resignation from employment, and your right to any severance pay and benefits. Except as expressly provided otherwise in this Agreement, this Agreement supersedes all prior oral and written agreements and communications between the parties hereto. This Agreement will not be modified, amended or terminated, except by a written agreement manually signed by both parties hereto.

11. Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party, it being understood that both parties hereto need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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Sincerely,

/s/ Robert J. Palmisano
Robert J. Palmisano

President and Chief Executive Officer

Wright Medical Group, Inc.

ACCEPTANCE

By signing below, I acknowledge that I have read, understand, and accept the terms and conditions of the foregoing Agreement, which I accept as of this 1st day of October, 2015:

/s/ Pascal E.R. Girin
Pascal E.R. Girin

EXHIBIT A

RELEASE

GENERAL RELEASE,

INCLUDING RELEASE OF POTENTIAL ADEA CLAIMS

In further consideration for the payment of severance payments and benefits provided under the Separation Pay Agreement between (i) Pascal E.R. Girin (the “Executive”) and (ii) Wright Medical Technology, Inc. (the “Company”), the Executive, for himself and the Executive’s heirs, executors, administrators, and assigns, hereby unconditionally releases and forever discharges the Company and each of the Company’s stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates, and all persons acting by, through, under, or in concert with any of them (collectively, the “Released Party”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected arising out of or relating to the Executive’s employment with the Company or termination of such employment, including, but not limited to, claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended from time to time, and other federal, state, or local laws prohibiting discrimination, any claims the Executive may have with regard to the Executive’s hiring, employment, and separation from employment, and any claims growing out of any legal restrictions on the Company’s right to terminate its employees (“Claim(s)”), which the Executive now has, owns or holds, or claims to have owned or held, or which the Executive at any time may have had or claimed to have had against the Company.

More specifically, by signing this Release, the Executive agrees to release any actual and potential Claim that the Executive has or may potentially have, either as an individual or standing in the shoes of the government, under any federal, state or local law, administrative regulation or legal principle (except as specifically provided to the contrary in this Release) against the Company or any other Released Parties. The following listing of laws and types of Claims is not meant to, and shall not be interpreted to, exclude any particular law or type of Claim, law, regulation or legal principle not listed. The Executive understands that the Executive is releasing all the Executive’s Claims against the Company and all Released Parties including, but not limited to any Claims for expense reimbursement or expenses, relocation assistance Claims for invasion of privacy; breach of written or oral, express or implied, contract; fraud or misrepresentation; Claims for assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, negligent hiring, retention or supervision, retaliation, constructive discharge, violation of whistleblower protection laws, unjust enrichment, violation of public policy, and any Claims under ADEA, 29 U.S.C. § 626, as amended, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), 29 U.S.C. § 626(f), Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act (“ADA”), as amended by the ADA Amendments Act of 2008 (“ADAAA”), 29 U.S.C. § 12101, et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. §§ 1001, et seq., the Equal Pay Act (“EPA”), 29 U.S.C. § 206(d), the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601, et seq., the Genetic Information Nondiscrimination Act of 2008 (“GINA”), Tennessee Human Rights Act and the Tennessee Disability Act, and any and all other Tennessee statutes, regulations, and ordinances related to fair employment practices or employment more generally, the False Claims Act, 31 U.S.C. § 3729, et seq., or any other state human rights or fair employment practices act, and any other federal, state, local or foreign statute, law, rule, regulation, ordinance or order. This includes, but is not limited to, Claims for violation of any civil rights laws based on protected class status and all other Claims for unlawful employment practices, and all other common law or statutory Claims.

The Executive is not releasing and Claims shall not include any rights or Claims the Executive has (1) pursuant to the Separation Pay Agreement between the Executive and the Company, the Consulting Agreement between the Executive and the Company, any equity award granted to the Executive by Wright Medical Group, Inc. or the Indemnification Agreement between the Company or its affiliates and the Executive; (2) to be indemnified and advanced expenses in accordance with applicable law, or the Company’s and its affiliates’ corporate documents or to be covered under any applicable directors’ and officers’ liability insurance policies; (3) with respect to any rights which have accrued or become vested as of the date of this Release, including any rights to any outstanding equity awards; and (4) with respect to any Claims which arise after the Effective Date of this Release.

This Release complies with the Older Workers Benefit Protection Act of 1990, as amended from time to time.

a.	This Release is written in terms which the Executive understands;

b.	The Executive is advised of the Executive’s rights to consult an attorney to review and for advice regarding whether to sign this Release;

c.	The Executive does not waive any rights or claims that may arise after the date the Release is executed;

d.	The Executive is receiving consideration beyond anything of value to which the Executive already is entitled; and

e.	The Executive has been given a reasonable period of time to consider this Release (at least 21 days).

RIGHT TO RESCIND OR REVOKE

The Executive understands that insofar as this Release relates to the Executive’s rights under the ADEA, it shall not become effective or enforceable until seven (7) days after the Executive signs it. The Executive also has the right to rescind (revoke) this Release only insofar as it extends to potential Claims under the ADEA by written notice to Company within seven (7)

calendar days following the Executive’s signing this Release (the “Rescission Period”). Any such rescission (revocation) must be in writing, must explain that the revocation is applicable to the Executive’s ADEA Claims, and must be either hand-delivered to the Company or, if sent by mail, postmarked within the applicable time period (below), sent by certified mail, return receipt requested, and addressed as follows:

(a)	post-marked within the seven (7) day period;

(b)	properly addressed to:

General Counsel
Wright Medical Technology, Inc.
1023 Cherry Road
Memphis, TN 38117; and

(c)	sent by certified mail, return receipt requested.

The Executive understands that the consideration the Executive is receiving for settling and releasing the Executive’s Claims is contingent upon the Executive’s agreement to be bound by the terms of this Release. Accordingly, if the Executive attempts to revoke this Release, the Executive understands that the Executive is not entitled to the post-termination payments and benefits, other than the Accrued Obligations, offered in the Separation Pay Agreement. The Executive further understands that if the Executive attempts to revoke the Executive’s release of the Executive’s ADEA Claims, the Executive must immediately return to Company any post-termination payments and benefits, other than the Accrued Obligations, that the Executive may have received under the Executive’s Separation Pay Agreement; provided however, that if the Executive decides to challenge the knowing and voluntary nature of this Release under the ADEA and/or the OWBPA, the Executive is not required to return to Company any consideration that the Executive received under the Executive’s Separation Pay Agreement.

AGREED AND ACCEPTED

The Company has advised the Executive of the Executive’s right to review this Release with the Executive’s own attorney. The Executive has had the opportunity to carefully read this Release and understands all its terms. In agreeing to sign this Release, the Executive has not relied on any oral statements or explanations made by the Company or any other Released Party, including their employees or attorneys. The Executive understands, accepts, and agrees to be bound by this Release. This Release shall be effective as of the date signed by the Executive (“Effective Date”).

EXECUTIVE:

Dated: , 20
(Effective Date)	Signature

Name: Pascal E.R. Girin

EXHIBIT B

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made effective as of the [•] day of [•], 2015 (“Effective Date”) by and between Wright Medical Technology, Inc., and all subsidiaries and affiliates owned or controlled, directly or indirectly, by Wright (“Wright”), located at 1023 Cherry Road, Memphis, TN 38117, and Pascal E.R. Girin (“Consultant”). Wright and Consultant are referred to individually as “Party” and referred to collectively as “Parties” in this Agreement.

In consideration of the mutual promises exchanged herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agrees as follows:

1.	Consulting Services. Consultant agrees to render consulting services of the nature described in the Addendum signed by the Parties and attached hereto, and as may be requested from time to time by Wright. The Addendum is incorporated into and made part of this Agreement. Consultant may determine, in Consultant’s sole discretion, the means and manner of performing the Services except as expressly limited by this Agreement. Wright retains the right to require that Consultant satisfactorily perform the Services. Consultant will be responsible for furnishing such supplies, tools and equipment as may be necessary to complete Consultant’s tasks under this Agreement; provided, however, that Consultant may retain and use his current Wright-owned computer and telephone and will be reimbursed for telephone expenses incurred in connection with his provision of services for Wright hereunder per the terms of Wright’s reimbursement of expenses policy. Consultant will perform and/or personally supervise all services provided to Wright under this Agreement. Consultant may set his own hours with respect to Consultant’s duties under this Agreement.

2.	Compensation. Wright will pay to Consultant, as compensation for the services performed hereunder, the amount or amounts stated in the Addendum to this Agreement. Wright will reimburse Consultant for all agreed-upon travel (other than the normal daily expenses of working and commuting) and other reasonable expenses incurred in connection with performing services for Wright. Consultant will submit invoices to Wright at least once per month, and payment of agreed-upon charges will be made within thirty (30) days of receipt of invoice. If invoices are not submitted within ninety (90) days after services are performed, Wright will not consider invoices for payment. Consultant agrees not to incur any expenses in Wright’s name without the prior written authorization of Wright.

3.	Taxes. Consultant is an independent contractor and will have sole responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws and for filing all required tax forms with respect to any amounts paid by Wright to Consultant hereunder and any amounts paid by Consultant to its employees. Consultant will indemnify and hold Wright harmless against any claim or liability (including penalties) resulting from failure of Consultant to pay such taxes or contributions, or failure of Consultant to file any such tax forms. Wright will file and provide to consultant the appropriate Form 1099 relating to payments made pursuant to this Agreement.

4.	Insurance. Consultant will maintain, at Consultant’s expense, such insurance as will fully protect Consultant from any claims for damage for bodily injury, including death, and for property damage, which may arise from Consultant’s activities under this Agreement, whether such activities are performed by Consultant or by any subcontractor or anyone directly or indirectly employed by either of them.

5.	Confidential Information. Confidential Information will mean written information, oral information, or information obtained by the inspection of tangible objects, that relates to, business, technical, customer, marketing, and financial information (whether written, oral or otherwise), including without limitation, ideas, inventions, trade secrets, know how, documents, charts, lists, software, drawings, materials, goods, product designs and plans, equipment or samples, disclosed or delivered to Consultant by Wright, or arising from work or services done by Consultant for Wright. Confidential Information will not include to any information for which that Consultant can demonstrate by competent written proof was (A) known to the public at the time of Wright’s disclosure to Consultant or entered the public domain thereafter through no fault of Consultant; (B) in Consultant’s possession free of any obligation of confidentiality at the time of Wright’s disclosure to Consultant; or (C) rightfully communicated to Consultant by a third party who was not under any obligation of confidentiality.

6.	Authorized Uses. Confidential Information will be used by the Consultant only for purposes authorized in writing by Wright, will be treated by the Consultant as confidential proprietary information of Wright, and will not be reproduced or disclosed or made available to others without prior written permission of Wright except to those that have a specific need to know. Consultant will take at least those measures that Consultant takes to protect its own highly confidential information. Consultant will reproduce Wright’s proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original. The authorized uses of Confidential Information are limited to (A) performing the consulting services described in the Addendum; (B) supplying Wright with goods or services; or (C) any other purpose Wright may hereafter authorize in writing. Consultant will immediately notify Wright of receipt by Consultant or any of his agents of any process, subpoena, demand, or request by any third party, requiring or requesting the production of Confidential Information.

7.	Title. The title to the Confidential Information provided to Consultant by the Wright, including without limitation any tangible property, will be vested in Wright. Nothing in this Agreement is intended to grant any rights to the Consultant under any patent, mask work right or copyright of Wright, nor will this Agreement grant the Consultant any rights in or to Confidential Information except as expressly set forth herein.

8.	Representations, Warranties and Indemnification.

A.	Consultant represents that during the term of this Agreement no business relationships, employment relationships and consulting obligations of the Consultant will be a conflict with the obligations to Wright set forth herein, or involve the disclosure of Confidential Information, and/or interfere with the performance of Consultant’s obligations under this Agreement.

B.	Consultant warrants to Wright that Consultant: (1) has the right to enter into this Agreement; (2) has no obligations to any other person or organization that are in conflict with Consultant’s obligations under this Agreement; and (3) that all Consultant’s work product is and will be original, and will not infringe the copyrights, trade secrets, rights of privacy or similar proprietary rights of others.

9.	Term and Termination.

A.	Either Party will have the right to terminate this Agreement upon ten (10) days written notice to the other Party.

B.	This Agreement will automatically expire on June 1, 2016, unless extended by the mutual written agreement of the Parties.

C.	In the event that Consultant accepts full-time employment with or full-time engagement as an independent contractor of another company or organization or otherwise engages in his own business on a full-time basis prior to June 1, 2016, this Agreement will automatically expire on the effective date of such employment or other engagement.

D.	The continuing obligations of Consultant under this Agreement with respect to Confidential Information will survive indefinitely after the termination date of this Agreement.

10.	Independent Contractor/No Agency. Nothing in this Agreement may be construed to establish Wright as an employer and Consultant as an employee, to establish either party hereto as a partner or agent of the other party, or to create any other form of legal association that would impose liability upon a party for any act or omission of the other party or provide a party with the right, power, or authority to create or impose any duty or obligation on the other party, it being intended that each party hereto will remain an independent contractor acting in its own name and for its own account. Consultant agrees that the Consultant is not entitled to any Wright employee benefits or benefit plans of any kind, including but not limited to, worker’s compensation insurance, unemployment insurance, health insurance, life insurance, pension plan or any other benefit or insurance that Wright provides to its employees. In the event the United States Internal Revenue Service (“IRS”) makes a determination contrary to the status of consultant, Consultant will furnish to Wright a completed and fully executed IRS Form 4669 on or before April 15 of the year such request is made by Company. The submission of such Form 4669 will not be deemed to create an employer-employee relationship. Consultant will not take a position on its income tax return inconsistent with Consultant’s status as an independent contractor and will cooperate in any inquiry and dispute regarding Consultant’s status as an independent contractor that may arise from an IRS audit of Wright.

11.	Third-Party Confidential Information. Consultant understands that Wright does not desire to receive any confidential information in breach of the Consultant’s obligation to others and agrees that during the term of this Agreement, Consultant will not disclose to Wright or use in the performance of services for Wright, any confidential information in breach of the obligations to any third party.

12.	Use of Consultant’s Written Materials. Wright will have the right, at no additional charge, to use, modify, reproduce and prepare derivative works based on Consultant’s documentation and literature, provided to Wright by Consultant in connection with the performance of services under this Agreement, including without limitation, operating and maintenance manuals, technical publications, prints, drawings, training manuals, sales literature and other similar materials.

13.	No Commitment. It is understood that this Agreement does not obligate Wright to request proposals, bids or estimates from or to enter into contracts or place orders with Consultant, and does not constitute all of the conditions or terms of a contract, request, or order from Wright to Consultant. Further conditions and terms of any such contract, request or order will be agreed upon between Parties from time to time.

14.	No Reverse Engineering. Except as expressly provided herein, Consultant will not (A) reverse engineer or analyze samples furnished by Wright; (B) create derivatives of such samples for commercial purposes; or (C) file any patent application containing a claim to any subject matter derived from the Confidential Information, without the prior written consent of Wright.

15.	Return of Confidential Information. At any time upon Wright’s request, or upon the termination of this Agreement, all records and any compositions, articles, devices, Inventions and other items which disclose or embody Confidential Information (and all copies thereof) will be promptly returned to Wright and not retained by Consultant or Consultant representatives in any form. Analyses, summaries or other writings prepared by Consultant or Consultant advisors based on the Confidential Information will be promptly destroyed and all electronic memories data containing Confidential Information, including archival media, will be promptly purged of such Confidential Information.

16.	Injunctive Relief. Consultant also agrees that, in the event of any breach or threatened breach, Wright will be entitled to equitable relief, including injunctive relief and specific performance without posting a bond. Such relief will not be exclusive of Wright, but will be in addition to all other remedies. In the event disclosure is legally compelled, Consultant will provide Wright with prompt written notice so that Wright can seek appropriate protections and remedies.

17.	Disclaimer. Wright provides Confidential Information disclosed hereunder on an “AS IS” basis, without warranties of any kind. Without limiting the foregoing, Wright does not represent or warrant that such Confidential Information is accurate, complete or current. The disclosure of Confidential Information is for discussion purposes only. Wright may change the content of Confidential Information at any time at Wright’s sole discretion.

18.	Applicable Law and Jurisdiction. The provisions of this Agreement will be construed and interpreted in accordance with the laws of the State of Tennessee (without giving effect to the choice of law principles thereof). Wright and Consultant each hereby (A) agrees that any action, cause of action, claim, or dispute arising under or relating to this Agreement must be brought only in the courts of the State of Tennessee, located in the County of Shelby, or the federal court of the United States located in the Western District of Tennessee; (B) expressly consents to personal jurisdiction in the State of Tennessee, with respect to such action, cause of action, claim, or dispute; (C) irrevocably and unconditionally consents to the exclusive jurisdiction and venue of such courts for the purposes of enforcing the terms of this Agreement or interpreting any provision, remedying any breach, or otherwise adjudicating any action, cause of action, claim, or dispute of or under this Agreement; (D) irrevocably and unconditionally waives any objection to the jurisdiction and venue required in this Section 18; and (E) agrees not to plead or claim in any such court that any such action, cause of action, claim, or dispute has been brought in an inconvenient forum. Consultant hereby irrevocably appoints the Secretary of State of the State of Tennessee as his agent for service of any process, summons or other document related to initiating any action hereunder to enforce the rights of Wright.

19.	Miscellaneous. No amendment to this Agreement will be binding upon the Parties unless it is in writing and executed by both Parties. The failure of either Party at any time to require performance of any provision of this Agreement or to exercise any right provided for herein will not be deemed a waiver of such provision or such right. All waivers must be in writing. Unless the written waiver contains an express statement to the contrary, no waiver by either Party of any breach of any provision of this Agreement or of any right provided for herein will be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement. All remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise. This Agreement contains the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all previous communications, negotiations and agreements, whether oral or written, between the parties with respect to such subject matter. If any provision or clause of this Agreement, or the application thereof under certain circumstances is held invalid, the remainder of this Agreement, or the application of such provision or clause under other circumstances, will not be affected thereby.

20.	Export Control. Consultant agrees not to export, directly or indirectly, any U.S. source technical data acquired from Wright or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.

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By signing below, the Parties acknowledge that they have read, understand, and agree to be bound by the foregoing Agreement.

CONSULTANT	WRIGHT MEDICAL TECHOLOGY, INC.

Pascal E.R. Girin	Robert J. Palmisano
President and Chief Executive Officer
Date	Date

ADDENDUM

to the

CONSULTING AGREEMENT

NATURE OF CONSULTING SERVICES

At the direction of the Chief Executive Officer of Wright Medical Group, Inc., Consultant will provide those services reasonably requested to aid in an orderly transition of the duties of the Chief Operating Officer of Wright Medical Group, Inc. and such other duties as the Chief Executive Officer of Wright Medical Group, Inc. may reasonably request from time to time.

CONSULTANT’S FEE

Wright agrees to pay Consultant a monthly consulting fee in a gross amount equal to the monthly base salary paid to the Consultant immediately prior to the Effective Date. Wright and Consultant anticipate that the level of bona fide services Consultant will perform pursuant to the terms of the Consulting Agreement will be less than twenty percent (20%) of the average level of bona fide services performed by Consultant over the thirty-six (36) month period immediately preceding the effective date of the Consulting Agreement. Invoices for services will be monthly as work progresses (but in no event later than ninety (90) days after such services are rendered). Wright will also reimburse Consultant only for pre-approved travel expense. It is expected that Wright will pay all direct out-of-pocket expenses in connection with the Consulting Services, provided that Consultant obtains Wright’s advanced written authorization before obligating Wright for any such out-of-pocket expenses.

CONSULTANT’S POINT OF CONTACT AT WRIGHT

Consultant’s point of contact at Wright will be Robert J. Palmisano. All questions regarding this Agreement should be directed to the point of contact.